CONSULTING AGREEMENT

CONSULTING AGREEMENT dated January 20, 2004 between STUART MCPHERSON of 3215 West Third Avenue, Vancouver, British Columbia, Canada. V6K 1N5 (the "Consultant") and TASKER CAPITAL CORP, a corporation duly organized and operating under the laws of the state of Nevada whose business address is 40 Grove Street, Suite 140, Wellesley, MA, 02482-7702 ("Tasker").

WHEREAS. Tasker has acquired an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath product* and son drink products (the "Business"};

AND WHEREAS Tasker wishes to retain the Consultant as an independent contractor, and the Consultant wishes to be retained in such capacity and to perform certain services for Tasker to promote the interests of the Business.

NOW THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows: .

A. CONSULTING

1. Tasker hereby retains UK Consultant and Consultant hereby accepts such engagement, for the term and under the conditions and requirements specified herein, with such duties and responsibilities as may reasonably be assigned to pursuant to this Agreement, including research, development, implementation and management of all "new business" opportunities of Tasker. The Consultant's compensation shall be that specified below.

2. Consultant's principal duties shall include conducting market research in Canadian markets with a view to assessing the demand and viability of the products of Tasker in such markets. However, the Consultant shall have no authority to accept, reject or modify any contract entered into by Tasker's officers or directors, without the express written consent of Tasker.

3. Consultant shall receive executive compensation of One Million, One Hundred and Fifty Thousand (1,150,000) fully paid and non-assessable free trading shares of common securities of Tasker for the various services the Consultant performs as required by senior management of Tasker (the "Compensation") The Consultant shall hill Tasker for ail ordinary, reasonable and necessary business expenses and Tasker shall pay such amounts, if any, in a timely manner. Compensation shall become due and payable immediately upon execution of this Agreement.

4. The Consultant shall devote the Consultant's best efforts, all the times and places reasonably deemed appropriate to the duties hereunder. However, it is expressly agreed

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that the Consultant may serve as a consultant, manager, investor, or employee to other persons, without limitation.

5. The principal place of business of the Consultant shall be at such places as the Consultant, in Consultant's reasonable discretion, may choose from time to time. The Consultant shall provide not less man 20 days advance nonce of any change in the principal place of business.

B. STATUS OF CONSULTANT

I. The Consultant shall be treated in all respects as an independent contractor and Tasker shall not withhold any taxes on account of services rendered to it by the Consultant. The Consultant represents mat the Consultant regularly holds itself out as a consultant to others, maintains its own office, has business cards other man for services provided to Tasker, and assumes all risk of the Consultant's classification as an independent contractor and not an employee

C. TERM OF RETAINER

I. The term for which the Consultant shall be retained hereunder shall commence on the date hereof and shall terminate upon the earlier of (i) the cessation of the Business of Tasker, (ii) the death or substantial disability of the Consultant; or (iii) the last day of the eighth month following the date of this Agreement. However, notwithstanding anything herein to the contrary, this Agreement shall terminate on September 30, 2004.

D. EXTENSION. TERMINATION AND ARBITRATION

1. If the Consultant shall be terminated by Tasker, the Consultant shall be entitled to any amounts due and owing as compensation under their Agreement to the extent earned, as defined herein, on a pro-rata basis beyond the period covered by the initial issuance of shares, plus reimbursement for ordinary, reasonable and necessary expenses incurred prior to termination.

2. If the Consultant'* engagement by Tasker is terminated for any reason, the Consultant agrees to protect the value of Taster's Confidential Information and Inventions and will prevent their misappropriation or disclosure. The Consultant agrees not to disclose any Confidential Information or Inventions for the Consultant's benefit or the benefit of any third party, or to the detriment of Tasker or its clients.

3 Any disputes arising between the Consultant and Tasker shall be settled by Arbitration in the State and under the Laws of Colorado.

(pound). DISABILITY OR DEATH

1. The Consultant shall be deemed substantially disabled if (i) the Consultant and Tasker agree that the Consultant is substantially disabled; (ii) for a period of thirty (3O)

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consecutive days, the Consultant is unable, as a result of any physical, mental or emotional illness, ailment, or accident effectively discharge the Consultant's duties hereunder. If the Consultant shall be substantially disabled as defined herein, Tasker may then immediately upon notice to the Consultant terminate this Agreement and Tasker's obligation to pay the Consultant the Compensation will likewise terminate.

F. EXPENSES

1. Tasker shall be responsible for any and all ordinary, reasonable and necessary expenses which the Consultant incurs in performing die duties assigned hereunder. The Consultant shall be responsible to provide reasonable corrobonuion to Tasker of any such expenses.

H. MISCELLANEOUS

1. This Agreement constitutes the entire agreement between die panics hereto, supercedes all existing agreements between them, and cannot be changed or terminated except by a written agreement, signed by all parties and may not be assigned by either party.

2. This Agreement shall be construed in accordance with the substantive law of Nevada.

EXECUTED FOR AN ON BEHALF of the parties on the date first written above.

CONSULTANT                              TASKER CAPITAL CORP.


/s/ Stuart McPherson
-----------------------
Name: Stuart McPherson